Credit Suisse Institutional US Core Equity Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended August 31, 2002


Portfolio:			Credit Suisse US Core Equity Fund


Security:			CIT Group, Inc.


Date Purchased:			7/1/02


Price Per Share:		$23.00


Shares Purchased
by the Portfolio *:		3,600


Total Principal Purchased
by the Portfolio *:		$82,800


% of Offering Purchased
by the Portfolio:


Broker:				Goldman Sachs & Co.


Member:				CS First Boston